As filed with the Securities and Exchange Commission on
_________________________.             Registration No. 333-3074.

===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549
                    __________________________________

                          AMENDMENT NO. 3 TO THE
                                 FORM S-1
                          REGISTRATION STATEMENT
                                Under The
                          Securities Act of 1933
                    __________________________________

                    TURTLEBACK MOUNTAIN GOLD CO., INC.
                    __________________________________
             (Exact name of Registrant specified in charter)

Arizona                    1330                  86-0790266
- ---------------------------------------------------------------------------
(State of           (Primary Industrial      (I.R.S. Employer
Incorporation)      Classification Code)     Identification #)

                           528 Fon du Lac Drive
                       East Peoria, Illinois  61611
                           Tel:  (309) 699-8725
- ---------------------------------------------------------------------------
(Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                             Conrad C. Lysiak
                       Attorney and Counselor at Law
                           West 601 First Avenue
                                 Suite 503
                         Spokane, Washington 99204
                              (509) 624-1475
- ---------------------------------------------------------------------------
(Name, address, including zip code and telephone number, including area code of agents for service.)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [x].

The Exhibit Index for this Registration Statement begins on sequential page number 52.

===========================================================================

___________________________________________________________________________
                   CALCULATION OF REGISTRATION FEE
___________________________________________________________________________

Title of each                Proposed maximum
class of                     aggregate offering Proposed maximum   Amount of
securities to  Amount to be  price per Share    aggregate offering registration
be registered  registered    [1]                price [1]          fee [1]
- ----------------------------------------------------------------------------

Units consisting of:

Shares of
Common Stock   400,000,000    $ 0.000056486     $    50,725.00     $    17.49

Class A Warrants
 exercisable at $0.01
 per Warrant   400,000,000    $  0.00           $         0.00     $    0.00

Class B Warrants
 exercisable at $0.02
 per Warrant   400,000,000    $  0.00           $         0.00     $    0.00

Shares issuable
 upon the exercise
 of the Class A
 Redeemable
 Warrants [2]  400,000,000    $  0.01           $ 4,000,000         $1,379.31

Shares issuable
 upon the exercise
 of the Class B
 Redeemable
 Warrants [2]  400,000,000    $  0.02           $ 8,000,000         $2,758.62

- ---------------------------------------------------------------------------------
TOTAL REGISTRATION FEE                          $12,050,725         $4,155.42
- ---------------------------------------------------------------------------------

[1] Estimated solely for the purpose of calculating the registration fee.

[2]  To be issued upon exercise of the Redeemable Warrants.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall be come effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


       3          TURTLEBACK MOUNTAIN GOLD CO., INC.
                        Cross Reference Sheet

     Cross reference sheet showing location in Prospectus of information required by Items of Form S-1.

Item Number
and Caption    Location in Prospectus
- -----------------------------------------------------------------------

 1.  Forepart of the Registration Statement Outside
     Front Cover Page of Prospectus     .    FACING PAGE; CROSS
                                             REFERENCE SHEET; OUTSIDE
                                             FRONT COVER PAGE
 2.  Inside Front and Outside
     Back Cover Pages of Prospectus     .    INSIDE FRONT COVER PAGE;
                                             OUTSIDE BACK COVER PAGE

 3.  Summary Information and Risk
     Factors   .    .    .    .    .    .    PROSPECTUS SUMMARY; RISK
                                             FACTORS; THE COMPANY

 4.  Use of Proceeds     .    .    .    .    PROSPECTUS SUMMARY; USE OF
                                             PROCEEDS

 5.  Determination of Offering Price    .    OUTSIDE FRONT COVER PAGE;
                                             PLAN OF OFFERING - ESCROW
                                             OF FUNDS

 6.  Dilution  .    .    .    .    .    .    DILUTION

 7.  Selling Securityholders  .    .    .    NOT APPLICABLE

 8.  Plan of Distribution.    .    .    .    INSIDE FRONT COVER PAGE;
                                             PLAN OF OFFERING ESCROW OF
                                             FUNDS

 9.  Description of Securities
     to be Registered    .    .    .    .    OUTSIDE FRONT COVER PAGE;
                                             CAPITALIZATION -
                                             DESCRIPTION OF SECURITIES;
                                             PLAN OF OFFERING - ESCROW
                                             OF FUNDS

10.  Interest of Named Experts
     and Counsel    .    .    .    .    .    LEGAL MATTERS; EXPERTS

11a. Description of Business  .    .    .    PROSPECTUS SUMMARY;
                                             PROPOSED BUSINESS
11b. Description of Property  .    .    .    NOT APPLICABLE

11c. Legal Proceedings   .    .    .    .    PROPOSED BUSINESS

Item Number
and Caption    Location in Prospectus
- -----------------------------------------------------------------------

11d. Market Price, Dividends
     and Related Stockholder
     Matters   .    .    .    .    .    .    PRINCIPAL SHAREHOLDERS;
                                             CAPITALIZATION DESCRIPTION
                                             OF THE SECURITIES
11e. Financial Statements     .    .    .    FINANCIAL STATEMENTS

11f. Selected Financial Data  .    .    .    SELECTED FINANCIAL DATA

11g. Supplementary Financial
     Information    .    .    .    .    .    NOT APPLICABLE

11h. Management's Discussion
     and Analysis of Financial
     Condition and Results
     of Operations  .    .    .    .    .    MANAGEMENT'S DISCUSSION AND
                                             ANALYSIS OF FINANCIAL
                                             CONDITION AND RESULTS OF
                                             OPERATIONS

11i. Disagreements with Accountants     .    NOT APPLICABLE

11j. Directors and Executive Officers   .    MANAGEMENT

11k. Executive Compensation   .    .    .    MANAGEMENT

11l. Security Ownership of
     Certain Beneficial Owners
     and Management .    .    .    .    .    MANAGEMENT

11m. Certain Relationships
     and Related Transactions .    .    .    MANAGEMENT

12.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities.    .    .    .    .    PROPOSED BUSINESS

PROSPECTUS
                      400,000,000 Units - Maximum

                  TURTLEBACK MOUNTAIN GOLD CO., INC.
                         Best Efforts Offering
                             COMMON STOCK
            THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK

     Prior to this Offering there has been no market for the Company's securities and there is no assurance that such a market will exist after the Offering. The number of Units to be exchanged for the mining claims has been arbitrarily determined and bears no relationship to the assets or book value of the Company or any other recognized criteria of value. See "Description of Securities," "Risk Factors," "Dilution" and "Plan of Offering."

     The Company intends to issue up to four hundred million (400,000,000) Units (the "Units") in exchange for up to 112 - 160 acre mining claims located in La Paz, Maricopa and Yuma counties, Arizona. Each Unit consists of one share of Common Stock; one warrant to purchase one share of Common Stock at an exercise price of $0.01 per warrant (the "Class A Warrants"); and, one warrant to purchase one share of Common Stock at an exercise price of $0.02 per warrant (the "Class B Warrants") (collectively the "Redeemable Warrants"). The Redeemable Warrants may be redeemed by the Company at anytime by the Company upon thirty (30) days written notice to the holders thereof at a redemption price of $0.00001 per warrant. The Redeemable Warrants are immediately detachable and separately tradable. The Redeemable Warrants are exercisable up to five
(5) years from the effective date of the offering.

     THIS OFFERING INVOLVES A SPECULATIVE INVESTMENT AND A HIGH DEGREE OF RISK; A HUGE NUMBER OF SHARES COULD BE OUTSTANDING AT THE CONCLUSION OF THIS OFFERING; A COMPANY WHICH HAS NO OPERATING HISTORY, AND PART-TIME MANAGEMENT; THERE ARE NON-ARMS LENGTH TRANSACTIONS WITH AFFILIATES INVOLVING CONFLICTS OF INTEREST; AND, SHOULD ONLY BE PURCHASED BY THOSE WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" WHICH MAY BE FOUND AT PAGES 10-16 HEREOF; AND "DILUTION."

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This offering is being made on a "best efforts, no minimum and 400,000,000 Units maximum" basis. Mining claims conveyed to the Company will be immediately recorded in the name of the Company and the Units described herein will be issued to the claim owner. This offering will terminate ninety (90) days from the date hereof.

     Upon effectiveness, the Company will become subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), which requires the filing by the Company with the Securities and Exchange Commission (the "Commission") such supplementary and periodic information, documents, and reports as may be required pursuant to Section 13 of the Exchange Act. The duty to file such periodic information, documents and reports shall automatically be suspended as to any fiscal year, other than the fiscal year within which such registration statement became effective, if, at the beginning of such fiscal year, the securities of each class to which the registration statement relate are held of record by less than 300 persons.


                  TURTLEBACK MOUNTAIN GOLD CO., INC.
                         528 Fon du Lac Drive
                     East Peoria, Illinois   61611
                            (309) 699-8725
                            (800) 453-6544

The Date of this Prospectus is _______________________________________.

     The securities are being offered by the Company's Officers and Directors who will receive no commissions or any other form of remuneration. See "Plan of Offering."

     Other expenses in connection with the offering payable by the Company which are estimated to be $30,200, including filing fees, printing, legal, blue sky, accounting and other miscellaneous fees. See "Use of Proceeds."

     THE UNITS ARE OFFERED SUBJECT TO PRIOR SALE, ACCEPTANCE OF AN OFFER TO PURCHASE, AND TO WITHDRAWAL OR CANCELLATION WITHOUT NOTICE. THE OFFERING CANNOT BE MODIFIED UNLESS AN AMENDED REGISTRATION STATEMENT IS FILED BY THE COMPANY AND DECLARED EFFECTIVE BY THE SECURITIES AND
EXCHANGE COMMISSION.

     ALTHOUGH THE COMPANY IS NOT REQUIRED TO DELIVER AN ANNUAL REPORT TO SECURITY HOLDERS PURSUANT TO SECTION 14 OF THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STOCK EXCHANGE REQUIREMENTS, THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS WITH A REPORT THEREON BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS WELL AS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED FINANCIAL INFORMATION.

     UNTIL ________________________, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

- -----------------------------------------------------------------------
                          PROSPECTUS SUMMARY
- -----------------------------------------------------------------------

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company    TURTLEBACK MOUNTAIN GOLD CO., INC. (the "Company") was
               formed on March 22, 1995, to engage in the business of exploration, and if warranted, development and production, or the sale of precious minerals. See "Proposed Business."

               The Company is in the exploration stage and there is no assurance that a commercially viable mineralized body exists in any of the Company's properties.

               The Company's offices are located at 528 Fon du Lac Drive, East Peoria, Illinois 61611. The Company's telephone number is (309) 699-8725.

The Offering   The Company is selling a maximum of 400,000,000 Units.
               Each Unit consists of one share of Common Stock; one Class
               A Redeemable Warrant; and, one Class B Redeemable Warrant in exchange for 112 - 160 acre mining claims located in La
               Paz, Maricopa and Yuma counties, Arizona. The Units are being offered on a "best efforts, no minimum - maximum" basis. See "Description of Securities."

                              Minimum             Maximum

Units being Offered .    .            -0- [1]     400,000,000 [1]
Shares Outstanding .     .    498,000,000         498,000,000
Shares to be Outstanding .    498,000,000         898,000,000


[1] Does not include 800,000,000 shares reserved for issuance upon the exercise of the Class A and Class B Redeemable Warrants. In the event that some or all of the 800,000,000 additional shares are issued through the exercise of the Redeemable Warrants, of which there can be no assurance, the public investors' share would increase while the private investors shares would decrease.

Use of Proceeds

               The proceeds from this offering will consist of up to 112
               - 160 acre mining claims located in La Paz, Maricopa and Yuma counties, Arizona.

Risk Factors   Investment in the Company should be considered highly
               speculative, start-up and unproven.  There could be a huge number of shares outstanding at the conclusion of this
               offering.  There are non-arms length transactions with
               affiliates involving conflicts of interest.  Purchasers of the Units will incur immediate and substantial dilution in
               the net tangible book value of the shares.   There is a lack
               of public market for the Company's securities and the price at which the Company's securities are being offered to the public has been arbitrarily determined by the Company.
               Substantial offering expenses will be incurred by the Company in connection with this offering and the Company does not anticipate paying any dividends on its Common
               Stock. See "Risk Factors."

Selected Financial Information

               The Company is a start up company and has no operating history. The Company was only recently formed and has no revenues and earnings from operations. There is no assurance that the Company will ever have material revenues or that its operations will be profitable. The following financial data summarizes certain information concerning the Company based upon the financial statements and notes, thereto, contained in this Prospectus. See "Financial Statements."

Balance Sheet as of June 30, 1996:

Assets

  Current Assets    .    .    .    .    .    .    .    .    $   2,413
  Total Assets .    .    .    .    .    .    .    .    .    $  50,436

  Liabilities and Stockholders' Equity

     Current Liabilities .    .    .    .    .    .    .    $   4,845

     Stockholders' Equity     .    .    .    .    .    .    $  45,591

     Total Liabilities
       & Stockholders' Equity .    .    .    .    .    .    $  50,436

Net Tangible Book Value Per Share  .    .    .    .    .    $ 0.000021


- -----------------------------------------------------------------------
                             THE COMPANY
- -----------------------------------------------------------------------

     The Company was incorporated in the state of Arizona on March 22, 1995 for the purpose of acquiring, exploring, developing and producing gold from thirty-seven (37) claims located in La Paz, Maricopa and Yuma counties, Arizona. Since organization of the Company, its activities have been limited to organizational matters, the sale of shares to the present shareholders, the preparation of this offering, and preparation for the commencement of operations; and the acquisition of eight (8) mining claims.

     There are no agreements or understandings to acquire the mining claims for the possible exchange of stock described in this prospectus.

     Upon organization, the Company sold an aggregate of 498,000,000 shares of its Common Stock to nineteen (19) persons and two (2) corporations for an average price of $0.00009 per share or an aggregate of $44,450 in cash and mining claims. See "Principal Shareholders."

     The Company's offices are presently located at 528 Fon du Lac Drive, Richmond, East Peoria, Illinois 61611. The Company's telephone number is
(309) 699-8725.

- ----------------------------------------------------------------------
                             RISK FACTORS
- ----------------------------------------------------------------------

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, AND THE FOLLOWING RISK FACTORS:

     1. Exploration Stage Mining Company with No History of Operation. At the date of this Prospectus, the Company is in its exploration stage, has no operating history and is subject to all the risks inherent in a new business enterprise. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, and the competitive and regulatory environment in which the Company will operate. See "Proposed Business."

     2. Huge Number of Shares Issued at Conclusion of Offering. At the conclusion of this offering, there could be outstanding over 1.6 billion shares of common stock, assuming the exercise of all of the Class A and Class B Redeemable Warrants. Because of the huge number of shares that could be outstanding, it is likely that the market price, in the event a market for the shares develops, which there is no assurance, will be low and it is anticipated that the price of the shares will remain low. In addition it is anticipated that earnings per share will be minuscule. The

Company believes offering a large number of shares, regardless of the price per share, will be more attractive to potential investors in light of the fact that there is no market for the Company's common stock. There is no assurance, however, that the foregoing belief is in fact correct. Again, because of the huge number of shares that may be outstanding at the conclusion of the offering, existing shareholders will be substantially diluted. See "Plan of Offering" and "Dilution."

     3. Offering is Subject to Penny Stock Rules. The Company's shares are "penny stocks" consequently they are subject to Securities and Exchange Commission regulations which impose sales practice requirements upon brokers and dealers to make risk disclosures to customers before effecting any transactions therein. See "Plan of Offering."

     4. No Commercially Mineable Ore Body. No commercially mineable ore body has been delineated on the properties, nor have any reserves been identified. See "Proposed Business."

     5. Risks Inherent in the Mining Industry. The Company is subject to all of the risks inherent in the mining industry including, without limitation, the following: competition from a large number of companies, many of which are significantly larger than the Company, in the acquisition, exploration, and development of mining properties; in order to maintain possessory title to unpatented mining claims after discovery of valuable mineral deposits, the claim holder must pay fees; exploration for minerals is highly speculative and involves substantial risks, even when conducted on properties known to contain significant quantities of mineralization, and most exploration projects do not result in the discovery of commercially mineable deposits of ore; operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls; a large number of factors beyond the control of the Company, including fluctuations in gold, silver, or other mineral prices, inflation, and other economic conditions, will affect the economic feasibility of mining of precious metals, particularly gold and silver; mining activities are subject to substantial operating hazards some of which are not insurable or may not be insured due to economic considerations; the availability of water, which is essential to milling operations; and, interruptions caused by adverse weather conditions.

     6. Need for Additional Capital. The ability of the Company to ultimately conclude the exploration of its properties will depend upon its ability to raise additional capital or to enter into arrangements for such purposes with third parties. There can be no assurance that additional financing will not be required sooner than presently projected. There also can be no assurance that additional capital or other types of financing will be available when needed or that, if available, the terms of such financing will be commercially acceptable to the Company.

     7. Nature of the Industry. Exploration, development and mining of mineral properties is highly speculative and involves unique and greater risks than are generally associated with other businesses. The Company's operations will be subject to all the operating hazards and risks normally incident to the exploration, development and mining of mineral properties, including risks enumerated above and below.

     8. Fluctuating price for gold. The Company's operations will be greatly influenced by the price of gold. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including expectations for inflation, the strength of the United State dollar, global and regional demand and political and economic conditions and production costs in major gold producing regions of the world.

     9. Unpatented Claims. The Company holds unpatented mining claims, which are possessory only and are held by right of location. These claims are subject to inherent hazards of non-recorded risks. Unpatented mining claims are subject to title hazards, and require payment of fees. See "Proposed Business - Unpatented Claims."

     10. Environmental Controls. Compliance with statutory environmental quality requirements may necessitate significant capital outlays, may materially affect the earning power of the Company, or may cause material changes in the Company's intended activities. No assurance can be given that environmental standards imposed by either federal or state governments will not be changed or become more stringent, thereby possibly materially adversely affecting the proposed activities of the Company.

     11. Governmental Regulation and Environmental Controls. The Company's activities are subject to extensive federal, state, county and local laws and regulations controlling not only the exploration for and development of mineral properties, but also the possible effect of such activities upon the environment. See "Risk Factor - Environmental Controls." In its mining operations, the Company will use certain equipment which will subject the Company to federal and state safety and health regulations. While the Company intends to act in compliance with all such regulations, any adverse ruling under any regulations, any imposition of a fine, or any imposition of more stringent regulations could require the Company to make additional capital expenditures that could impair its operations. The United State Congress is currently considering changes to the General Mining Laws of 1872. The exact nature and extent of any changes are unknown at this time, but it is anticipated that there may be changes affecting the cost of acquiring patented mining claims and the assessment work required to hold unpatented claims.

     12. No Dividends. The Company has paid no dividends since its inception and does not intend to pay any dividends in the foreseeable future. Instead, the Company intends to retain all earnings, if any, for use in its business operations.

     13. Preferred Shares Authorized. Although the Company does not presently intend to issue preferred shares, the holders of preferred shares, if and when issued, would more that likely, have rights superior to those of common shareholders. Any issuance of preferred shares would dilute the interest of the common shareholders.

     14. Reliance Upon Directors and Officers. The Company is wholly dependent, at the present, upon the personal efforts and abilities of its Officers who will exercise control over the day to day affairs of the Company, and upon its Directors, most of whom are engaged in other activities and will devote limited time to the Company's activities, upon completion of this offering. The President and Treasurer will devote 25% of his time to the operation of the day to day affairs of the Company, the Vice President will devote 25% his time to the operation of the day to day affairs to the Company, and the Secretary will devote 25% of his time to the operation of the day to day affairs to the Company. There can be no assurance as to the volume of business, if any, which the Company may succeed in obtaining, nor that its proposed operations will prove to be profitable. See "Proposed Business" and "Management."

     15. Issuance of Additional Shares. Approximately 1,302,000,000 shares of Common Stock or 43% of the 3,000,000,000 authorized shares of Common Stock of the Company will remain unissued even if all shares offered hereby are sold and the Redeemable Warrants are exercised. The Board of Directors has the power to issue such shares, subject to shareholder approval, in some instances. Although the Company presently has no commitments, contracts or intentions to issue any additional shares to other persons, the Company may in the future attempt to issue shares to acquire equipment or services, or for other corporate purposes. Any additional issuance by the Company following the offering, from its authorized but unissued shares, would have the effect of further diluting the interest of investors in this offering. See "Description of Securities - Shares Eligible for Future Sale."

     16. Non-Arms's Length Transaction. The number of shares of Common Stock issued to present shareholders of the Company for cash and property was arbitrarily determined and may not be considered the product of arm's length transactions. See "Principal Shareholders."

     17. Indemnification of Officers and Directors for Securities Liabilities. The Articles of Incorporation of the Company provide that the Company may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Arizona Business Corporation Act. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such Officers, Directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

     18. Competition. The Company believes that it will have competitors and potential competitors, many of whom may have considerably greater financial and other resources than the Company. See "Proposed Business - Competition."

     19. Lack of Public Market for Securities. At present, no market exists for the Company's securities and there is no assurance that a regular trading market will develop at the conclusion of this offering or, if developed, that it will be sustained. A purchaser of Units may, therefore, be unable to resell the securities offered herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans unless a regular trading market develops. See "Plan of Offering."

     20. Cumulative Voting, Preemptive Rights and Control. There are no preemptive rights in connection with the Company's Common Stock. The shareholders purchasing in this offering may be further diluted in their percentage ownership of the Company in the event additional shares are issued by the Company in the future. Cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of the Company's Board of Directors. See "Description of the Securities."

     21. Potential Future Sales Pursuant to Rule 144. All of the Company's shares of Common Stock presently issued and outstanding (498,000,000 shares were sold as of March 31, 1995), are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two year holding period, may sell within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of the Company and who have beneficially owned the shares for a minimum period of three (3) years. Hence, the possible sale of these restricted shares may, in the future dilute an investors percentage of free-trading shares and may have a depressive effect on the price of the Company's securities and such sales, if substantial, might also adversely effect the Company's ability to raise additional equity capital. See "Description of Securities - Shares Eligible for Future Sale."

     22. No Marketmaker. Even if the Company is successful in selling the Units offered hereunder, there is no assurance the Company's securities will be traded in the Bulletin Board operated by the National Association of Securities Dealers, Inc. (the "NASD"). The Company has no agreement with any member of the NASD to act as a marketmaker for the Company's securities. Although management intends to contact several broker/dealers concerning their possible participation as marketmakers in the Company's securities following the conclusion of this offering, there is no assurance management will be successful in obtaining a marketmaker. If the Company is unsuccessful in obtaining one or more marketmakers, the trading level and/or price of the Company's securities will be materially adversely affected. See "Plan of Offering."

     23. Possibility of Defective Title. The Company's interests in the properties are and will be in the form of unpatented mining claims acquired from third parties. The validity of all unpatented mining claims is dependent upon inherent uncertainties and conditions. These uncertainties related to such non-recorded facts as the sufficiency of the discovery of minerals, proper posting and marking of boundaries, whether the minerals discovered were properly locatable as a lode claim or a placer claim as appropriate, whether sufficient annual assessment work has been performed since location as required by law, and possible conflicts with other claims not determinable from description of record. In the absence of a discovery of valuable minerals, a mining claims is open to location by others unless the owner is in actual possession of and diligently working the claim.

     24. Availability of Water Shortages of Supplies and Materials. Water is essential in all phases of the exploration for and development of mineral properties. It is used in such processes as exploration, drilling, leaching, placer mining, dredging, testing, and hydraulic mining. Water is known to be in short supply throughout the area where the Company intends to concentrate its mining activities. Furthermore, any water that may be found will be subject to acquisition pursuant to local, state federal water quality standards. The Company has not determined the availability of water, and has not determined the cost of compliance with any water quality restrictions. Both the lack of available water and the cost of complying with water quality regulations may make an otherwise viable project economically impossible to complete. The mineral industry has experienced from time to time shortages of certain supplies and materials necessary in the exploration for an evaluation of mineral deposits. The prices at which such supplies and materials are available have also greatly increased. There is a possibility that planned operations may be subject to delays due to such shortages and that further price escalations will increase the costs of the Company.

     FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE PURCHASE OF THE UNITS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE UNITS OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE UNITS SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO ABSORB A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO NEED FOR A RETURN ON THEIR INVESTMENT.


- -----------------------------------------------------------------------
                            USE OF PROCEEDS
- -----------------------------------------------------------------------

     Proceeds from this offering will consist of unpatented mining claims. No money is being raised from the distribution of the Units.

- -----------------------------------------------------------------------
                                DILUTION
- -----------------------------------------------------------------------

     As of June 30, 1996, the Company has 498,000,000 shares of
Common Stock outstanding with a net tangible book value of approximately $0.000021 per share which were issued in return for $44,450.00 in cash and property. All of such shares of Common Stock are "Restricted Securities" within the meaning of Rule 144 under the Securities Act of 1933 as amended.

     Assuming the sale by the Company of all offered Units (400,000,000) and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $14,568 or approximately $0.000016 per share. This represents an immediate dilution of $-0- per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $-0- per share.

     Assuming the sale by the Company of only 200,000,000 Units, and assuming no other changes to the Company's financial position, the net tangible book value of the Company would be $12,568 or approximately $0.000018 per share. This represents an immediate dilution of $-0- per share to new investors and an immediate increase in the net tangible book value of shares held by present shareholders of $-0- per share.

     "Net tangible book value" is the amount that results from subtracting the total liabilities, deferred costs, and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the shares immediately after the offering. Additionally, dilution is calculated based on book value of the Company's assets, which may not necessarily reflect the actual market value of such assets.

     The following table illustrates the per share dilution:

                         Assuming All        Assuming 200,000,000
                         Units Sold[3][4]    Units Sold[3][4]

Public offering price
   per Unit [1]     .    $ 0.00001           $ 0.00001

Net tangible book value
  per share before
  offering [2] .    .    $ 0.000021          $ 0.000021

Increase per share
  attributable to
  existing investors     $ -0-               $ -0-

Net tangible book
  value per share
  after offering    .    $ 0.000016          $ 0.000018

Dilution of net
  tangible book
  value per share to
  new investors     .    $ -0-               $ -0-


[1]  Offering price before deduction of offering expenses.

[2] Determined by dividing the number of shares of Common Stock outstanding into the net tangible book value of the Company.

[3] Does not give effect to the issuance of up to 800,000,000 shares reserved for issuance upon the exercise of the Redeemable Warrants.

[4]  All calculations are on a per share basis.

- -----------------------------------------------------------------------
                            CAPITALIZATION
- -----------------------------------------------------------------------

     The following table sets forth the capitalization of the Company as of June 30, 1996, as adjusted to reflect the sale of no Units, one-half of the Units (200,000,000), and all of the Units (400,000,000).
This table should be reviewed in conjunction with the financial statements of the Company and the notes thereto included elsewhere in this Prospectus. See "Financial Statements."


                                                       June 30, 1996
                                   --------------------------------------------
                                   As Adjusted [1]          As Adjusted [1]
                                   For Sale 200,000,000     For Sale 400,000,000
                         Actual    Units Pro Forma          Units Pro Forma

Stockholder's Equity:
 Common Stock - no
  par value [2]
 3,000,000,000 shares
  authorized
 498,000,000 shares
  outstanding            $   4,980
 698,000,000 shares
  outstanding (1/2 Units)            $   6,980
 898,000,000 shares
  outstanding                                               $   8,980
  (Maximum)

Paid-In
  Capital                $  51,020   $  51,020              $  51,020

Retained Earnings
 (Deficit)               $ <10,409>  $ <10,409>             $ <10,409>

TOTAL STOCKHOLDERS'
  EQUITY                 $  45,591   $  47,591              $  49,591

TOTAL                    $  45,591   $  47,591              $  49,591
  CAPITALIZATION


[1] Does not include the shares (800,000,000) reserved for issuance upon the possible exercise of the Redeemable Warrants.

- -----------------------------------------------------------------------
                        SELECTED FINANCIAL DATA
- -----------------------------------------------------------------------

     The selected financial data presented below has been derived from the financial statements of the Company, which financial statements have been examined by Robert Moe & Associates, P. S., independent public accountants, as indicated in their report included elsewhere herein. The information below should be read in conjunction with the Company's Financial Statements and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For the reasons set forth in the "Prospectus Summary - Risk Factors" the information shown below may not be indicative of the Company's future results of operations.

                              From Inception on
                              March 22, 1995
                              Through
                              June 30, 1996

Income    .    .    .    .    $      203

Operating Expenses  .    .    $   10,612

Net Income (loss)   .    .    $  <10,409>

Net Income per Share     .           NIL

Balance Sheet Data:

  Working Capital (deficit)   $   (2,432)

  Total Assets .    .    .    $   50,436

  Long-term Debt    .    .    $      -0-

  Stockholders' equity   .    $   45,591


- -----------------------------------------------------------------------
              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS
- -----------------------------------------------------------------------
Results of Operations - Inception (March 22, 1995) through August 13,
1996.

     The Company is considered to be in the development stage as defined in the Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

Liquidity and Capital Resources.

     The Company sold 498,000,000 shares of its Common Stock to nineteen persons and two corporations for $44,450 in cash and property. The cash and property has been used for organizational matters and preparation of the prospectus. The Company has no operating history and no material assets.

     The Company must obtain additional capital in order to fully develop its existing claims and the claims acquired in this offering. The Company intends to raise additional capital in the future through loans or the sale of common stock. There is no assurance that the Company will be able to raise such additional capital and in the event the Company is unable to raise such additional capital, the Company may have to substantially curtail its operations or entirely cease operations.

- -----------------------------------------------------------------------
                           DIVIDEND POLICY
- -----------------------------------------------------------------------

     The Company has never paid a cash dividend on its Common Stock and does not expect to pay a cash dividend in the foreseeable future, but intends to devote all funds to the operations of its business. See "Risk Factors - No Dividends Anticipated."

- -----------------------------------------------------------------------
                          PROPOSED BUSINESS
- -----------------------------------------------------------------------

     Turtleback Mountain Gold Co., Inc. (the "Company") was formed on March 22, 1995, to engage in the business of identification, acquisition, exploration and, if warranted, development of mineral properties and the production of minerals therefrom. The mineralization of main exploratory interest is gold. No reserves have been delineated on the property, and to date the Company has not identified a commercially minable ore body.

     The Company currently owns the right to eight claims. See "Maps." Upon the completion of this offering the Company plans to begin exploration on the claims acquired as a result of issuance of stock in this offering. The Company may not begin exploratory work on claims that it does not own. The Company does not believe there will be any adverse effect upon the Company or its shareholders in the event of limited participation in the offering. The Company believes that the claims which it seeks to acquire may contain valuable ore deposits, however, there is no assurance that they in fact do. In the event a claim is exchanged for shares of common stock and a claim proves worthless, the person or persons transferring the claims to the Company will be entitled to retain his or her shares of common stock issued in this offering.

     The Company intends to issue 400,000,000 Units for the 112 claims. The number of shares to be issued is based on the amount of acreage owned by a claimant. The Company intends to issue approximately 22,422 Units for each acre exchanged. The foregoing number of Units has been arbitrarily determined by the Company and bears no relationship to the value of the claim.

     Each person or persons desiring to sell a claim will prepare an assignment of the claim and deliver the same to the Company. The Company will retain the claim until the conclusion of the offering, at which time it will issue the Units. The Company reserves the right to reject and any claim it desires. The Company will not, under any circumstances enter on to the claim until the offering has been concluded and the Units issued to the claimants.

     The Company has not contacted or entered into any negotiations with the holders of any claims. Further, to the knowledge of the Company, none of the officers, directors or shareholders of the Company own any interest in the claims sought to be acquired.

     The Company's management believes that exploration is warranted on the claims currently owned by the Company as indicated by current geology reports. Management's belief is predicated upon the report dated October 1986 prepared by William T. Marsten, P.E., deceased, which indicates that there are economically recoverable quantities of gold in the ore. However, there can be no assurance the occurrence, grade and quantity of gold or other precious metal mineralization will satisfy the cost of recovery. Currently, there are no known mineral deposits of economic significance on any of the Company's properties. Nevertheless, according to the Company's geological report, each of the claims demonstrate mineralization features related to possible deposits of gold or other precious metals sufficient to merit further exploration. To date, the Company has not established any marketing plans or concluded any mineral reserves which may be located on the Company's claims.

     The Company anticipates funding the cost of exploration by the sale of common stock, loans, or possible joint venture projects with third parties. The Company has not identified any purchasers of common stock, lenders or joint venture partners as of the date of this prospectus and there is no assurance that any sales of common stock, loans or joint ventures will ever occur.

     The eight mining claims initially transferred to the Company in exchange for 310,000,000 shares of common stock were valued at the transfors' cost of $13,000. See Note 4 to the Financial Statements.

     The Company has arbitrarily assigned a value to each claim to be acquired of $50.00. All of the claims will be reviewed annually by management for continued valuation or impairment. Management will consider the estimated undiscounted future cash flows and write off claims abandoned or impaired. Management intends to adopt Financial Account Standards No. 121 effective January 1, 1996. See Note 1 to the Financial Statements.

Property Location, Description and Access.

     The claims are located in La Paz, Maricopa and Yuma counties, Arizona. Parker is the county seat for La Paz County, Phoenix is the county seat for Maricopa County and Yuma is the county seat for Yuma County.

Title - Unpatented Claims.

     The Company owns or holds unpatented mining claims. The unpatented mining claims are possessory only and are held by right of location. Management believes that all of its unpatented claims are properly staked and recorded, and that it has the right to possession of them, and the right to remove minerals therefrom. Unpatented mining claims require the expenditure of $100 each per year to their benefit. All of the required expenditures and assessment work on the Company's property has been accomplished. The claims have been properly recorded at the Bureau of Land Management, and with the various county recorders, in compliance with federal and state filing requirements.

History.

     To date there has been no exploration on the claims.

Geology.

     The sites lie within the Basin and Range province of Southwest Arizona. Each site is in the flat lying, gently sloping and relatively uncut area between and a long the adjacent mountains.

     SEE MAP FILED PREVIOUSLY.

     The sites are covered (or filled) by basin fill that is recent to Pleistocene in age. The source areas for the basin fill are the surrounding ranges of hills and mountains. The basin fill is composed of unconsolidated gravel, sand, silt, clays, and possibly some glacial till and debris. The silt and clays are water deposited although there is evidence that some of the silty sand may be air-borne and deposited. The gravel may or may not be water worn-usually the top or upper layers of coarser material are angular indicating that this material has not travelled far from its in-situ location.

Other Properties.

     Management may enter into new mining ventures with joint venturers, partners or other third parties. Such arrangements may be multi-party ventures to which the Company will contribute stock, cash and/or mineral interests. In such arrangements, the Company's participation in revenues and profits, if any, will be reduced. At this time, the Company has no agreement or understanding with any third parties for the formation of a joint mining operation.

     In determining the suitability of any property as a prospective acquisition, factors to be considered by the Company will include, but not be limited to, the following: (a) whether the asking price is competitive and permits possible appreciation in value; (b) condition of title; (c) whether the geological features of the property indicate the probable likelihood of gold mineralization of a commercial grade that is of sufficient quantity to justify further exploration and development;
(d) time and expenses which will be involved in the exploration and development of the property; and, (e) procedure for exploration and development (individually or joint venture).

     Management, together with such professional advisors which the Company deems appropriate, will investigate prospective properties through on-site examination, reviewing available geologic reports or publications relating to the property, and a general field reconnaissance to secure preliminary information regarding characteristics of the property. If, from such preliminary reviews, management deems it advisable to further investigate the property, the Company may determine the condition of title and ownership by using abstractors or title companies, and may obtain a preliminary feasibility study by one or more geologists, mining engineers, or accountants. If, after the foregoing preliminary investigation, management determines that the property does not meet the Company's acquisition criteria, efforts to acquire the property would be abandoned, in which case costs incurred in conducting the investigation would not be recoverable. In the event the property is abandoned, the Company intends to reallocate the unexpended proceeds for the acquisition and/or exploration of other prospects.

Exploration.

     Since the claims are without known proven or probable reserves. The Company proposes to investigate and explore the possibility of high grade minerals in phases of exploratory work:

     Phase 1. Phase 1 exploratory work would entail conducting a survey to determine if the minerals lie within claim boundaries as staked by the Company. The Company estimates that the cost of Phase 1, assuming all of the claims are acquired, will be $11,000.

     Phase 2. Conduct drilling exploratory work only if the data from Phase 1 exploratory work indicates a high probability of success in Phase 2 exploratory work. The Company estimates that the cost of Phase 2, assuming all of the claims are acquired, will be $120,000.

     Subsequent Phases. Subsequent Phases are intended to determine if the minerals are commercially viable. Costs of Subsequent Phases are unknown and may require additional financing by the Company Subsequent Phases would be heavily dependent on Management's opinion and evaluation of the success of Phases 1 and 2 above.

     The foregoing are only estimates and should not be relied upon be subscribers to this offering. Costs may vary depending upon unknown events which have impact upon exploration and development of the claims.

     The Company anticipates paying the costs of such exploration from funds advanced by the officers and directors of the Company in exchange for promissory notes. There is no assurance, however, that adequate funds will be available to complete the exploration of the claims. In the event adequate funds are not available to complete the exploration of the Claims an investor could loose his/her entire investment. See "Risk Factors - Need for Additional Capital."

Environmental Controls.

     Mining and processing operations and exploration activities are subject to various federal, state and local laws and regulations relating to the protection of the environment. These laws mandate, among other things, the maintenance of air and water quality standards, and the preservation of certain archeological sites. These laws also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.

     Compliance with statutory environmental quality requirements may: necessitate significant capital outlays; materially affect the earning power of the Company; or may cause material changes in the Company's intended activities. No assurance can be given that environmental standards imposed by either federal or state governments will not be changed or become more stringent, thereby possibly materially adversely affecting the proposed activities of the Company.

Competition and Markets.

     The Company faces extensive competition in the acquisition of properties suitable for the exploration and development of gold and other precious metals. Many of the Company competitors have greater financial resources and more extensive operating histories that the Company. There is no assurance the Company will be able to begin exploration work which result in the discovery of commercially producible quantities of gold or other previous metals. In addition, there is no assurance that the Company's property interests can be economically maintained.

     The exploration and development of mineral properties, and the marketing of minerals, are affected by a number of facts which are beyond the Company's control. These factors include fluctuations in the market price of gold and previous minerals, availability of adequate transportation, marketing of competitive minerals, prices of fuels and fluctuating supply and demand for minerals.

Offices.

     The Company's headquarters and executive offices are located at 528 Fon du Lac Drive, East Peoria, Illinois 61611 and the telephone number is
(309) 699-8725. The Company uses approximately 100 square feet of space at the aforementioned address rent free.

Employees.

     In addition to the retention of its Officers, the Company does not currently employ any full time or part-time employees. The Company anticipates adding employees as needed in the future.

- -----------------------------------------------------------------------
                              MANAGEMENT
- -----------------------------------------------------------------------

     The following table sets forth the name, age and position of each Officer and Director of the Company:

NAME                AGE  POSITION

Robert M. Brown     57   President and a member of the
                         Board of Directors

Dale L. Runyon      69   Secretary/Treasurer, Chief Financial
                         Officer and a member of the Board of Directors

     All Directors and Executive Officers of the Company have served since March 22, 1995, and will serve for one year or until their respective successors are elected and qualified. No compensation has been paid or accrued to any Officer or Director to date. All officers currently devote part-time to the operation of the Company.

Officers and Directors of the Company:

Robert M. Brown - President and a member of the Board of Directors

     Mr. Brown is a founder of the Company. Since the Company's inception, he has been the President, and a member of the Board of Directors. Since 1985, Mr. Brown has been a member of the Board of Directors of H.W.W. Foundation, a Colorado corporation, involved in the business of family investments. Mr. Brown received a B.A. from DePauw University, Greencastle, Indiana.

Dale L. Runyon - Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors.

     Mr. Runyon is a founder of the Company. Since the Company's inception, he has been the Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors. Since 1978, Mr. Runyon has been a business consultant in the mining industry. As a consultant, he assists companies with economic analysis of potential mining properties and, in general, supervises "turnkey projects" from start to finish. Since 1986, Mr. Runyon has been the Chairman of the Board and Chief Executive Officer of Phoenix International Mining, Inc., a Nevada corporation. Since 1987, Mr. Runyon has been the Chairman of the Board and Chief Executive Officer of Maxam International Corp., an Utah corporation, involved in the business of mining. Mr. Runyon received a B.A. from Knox College and is a retired Colonel in the United States Army.

Conflicts of Interest.

     All Officers, Directors and consultants have other part-time employment. See "Management - Officers and Directors of the Company."

Indemnification.

     The Company's Articles of Incorporation provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the Arizona Corporation Code, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

     The Company has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.


- -----------------------------------------------------------------------
                         CERTAIN TRANSACTIONS
- -----------------------------------------------------------------------

     On March 31, 1995, the Company issued 498,000,000 shares of Common Stock to nineteen persons in exchange for $44,450 in cash and property. The foregoing includes shares issued to its officers and directors or affiliates thereof. See "Principal Shareholders."

     The following is table reflects the name of each officer and director and their affiliates, the amount of cash contributed by each and in the case of the 8-160 acre claims contributed by the Lost Horse Peak
A Trust and the Phoenix International Mining, Inc., the dollar value assigned to the claims. The dollar value assigned to each claim was arbitrarily determined by the Company and claimant, and bears no relationship to the value of the claim.

                                        Amount of
                         Shares         Consideration  Date of
Name of Owner            Acquired       Cash/Other     Sale
- -----------------------------------------------------------------------
William Brown              3,000,000    $ 3,000.000    2/13/95

H. W. W. Foundation        1,000,000    $ 1,000.000    3/25/95

Lost Horse Peak,
  A Trust                210,000,000    4-160 acre     02/21/95
                                        mining claims
Phoenix International
  Mining, Inc.           100,000,000    4 - 160 acre   02/21/95
                                        mining claims

Uranco Trust #5          145,000,000    $ 1,450.00     01/06/95


     Dale Runyon, the Company's Secretary/Treasurer, Chief Financial Officer and a member of the Board of Directors is the Trustee of the Uranco Trust #5; and affiliate and a Director of Phoenix International Mining, Inc.; and a Trustee of Lost Horse Peak A Trust. Further, Robert
M. Brown, the Company's President and a member of the Board of Directors is a member of the Board of Directors of H.W.W. Foundation, a foundation which holds title to investments made by the Brown family.

     The transactions with the Lost Horse Peak A Trust and Phoenix International Mining, Inc. were arbitrarily decided by the Company and the respective party and were not at arms-length and were more favorable to the Company and less favorable to those entities in an arm's length transaction with unaffiliated third parties. The basis for the foregoing statement is that Lost Horse Peak A Trust and Phoenix International Mining, Inc. would not have transferred the claims to the Company for 310,000,000 restricted shares of common stock in a start-up venture, but for the affiliation of Dale Runyon with the Company.

     To date, there have not been any transactions between the Company and its Officers, Directors, principal shareholders or affiliates other than as set forth above. If such transactions occur in the future, they will be on terms no less favorable to the Company than could be obtained from unaffiliated parties.

- -----------------------------------------------------------------------
                      MANAGEMENT REMUNERATION
- -----------------------------------------------------------------------

     No compensation has been paid or accrued to any Officer or Director to date. Upon the completion of this offering the initiation of operation, the generation of revenues, the Company will pay salaries to its officers. At the present time there are no plans or agreement relating to the amount of salaries to be paid.

     The Company has plans to create retirement, pension, profit sharing, insurance and medical reimbursement plans covering its Officers and Directors, in the future. At the present time, no such plans exist. No advances have been made or are contemplated by the Company to any of its Officers or Directors.

- -----------------------------------------------------------------------
                        PRINCIPAL SHAREHOLDERS
- -----------------------------------------------------------------------

     The following table sets forth, as of the effective date of this offering, the outstanding Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's Common Stock, and the name and shareholdings of each Officer and Director and all Officers and Directors as a group.

Purchase of Stock at Organization.

     In connection with organizing the Company, nineteen persons including its Officers and Directors, paid an aggregate of $44,450 in cash and property to purchase a total of 498,000,000 shares of the Common Stock of the Company, at an average sales price of $0.00003 per share. These transactions were not the result of arms' length negotiation. See "Risk Factors - Non-arms' Length Transactions."

     All of the shares of Common Stock presently issued and outstanding are "Restricted Securities" as that term is defined under the Securities Act of 1933, as amended, and, as such, may not be sold in the absence of registration under the Securities Act of 1933, as amended, or the availability of an exemption therefrom.

                                                  Percentage of  Percentage
                                                  Common Stock   of Common
                                   Percentage     After Sale     Stock Owned
                    Shares         of Common      of Half of     After Offering
Name                Owned          Stock Owned    Offering [4]   Maximum [4]

Robert M. Brown     4,000,000       0.08%          0.57%          0.44%
 [1] [2]
528 Fon du Lac Drive
East Peoria, IL   61611

Dale L. Runyon    455,000,000      91.37%         65.19%         50.67%
 [1] [3]
528 Fon du Lac Drive
East Peoria, IL   61611

ALL OFFICERS      459,000,000      92.17%         65.76%         51.11%
AND DIRECTORS
AS A GROUP (Two
Individuals)


     All shares are held beneficially and of record and each record shareholder has sole voting and investment power.

[1] These individuals are the Officers and Directors of the Company and may be deemed to be "parents or founders" of the Company as that term is defined in the Rules and Regulations promulgated under the Securities Act of 1933, as amended.

[2] 1,000,000 shares of Mr. Brown's stock is in the family foundation's name, H. W. W. Foundation of which Mr. Brown is a member of the Board of Directors.

[3] 145,000,000 shares are held in the Uranco Trust #5, which Mr. Runyon is Trustee; 100,000,000 shares are owned by Phoenix International Mining, Inc., which Mr. Runyon is an affiliate and a Director; and, 210,000,000 shares are owned by Lost Horse Peak, A Trust, which Mr. Runyon is Trustee.

[4] Does not include the shares reserved for issuance upon the possible exercise of the Redeemable Warrants.

- -----------------------------------------------------------------------
                    DESCRIPTION OF THE SECURITIES
- -----------------------------------------------------------------------

     The Company is presently authorized to issue 3,000,000,000 shares of its $0.00001 par value Common Stock and 400,000,000 shares of its $0.00001 par value Preferred Stock. Presently 498,000,000 shares of the Company's Common Stock are issued and outstanding. Pursuant to this Prospectus, Units with up to 400,000,000 Units maximum are offered for sale with no minimum. The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

Rights of Common Stock Shareholders.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable. There are no outstanding options, warrants or rights to purchase shares of the Company's Common Stock, other than as offered herein and referred to in "Plan of Offering."

Preferred Stock.

     400,000,000 shares of preferred stock, $0.00001 par value (the "Preferred Shares") are authorized for issuance. No Preferred Shares are issued and outstanding and there are no plans to issue any Preferred Shares at the present time. The relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights, preemptive rights, voting rights, rights and terms of redemption, liquidation preferences and sinking terms thereof shall be determined by the Board of Directors, without any further vote or action by shareholders. The Board of Directors, without shareholder approval may issue Preferred Shares with dividend rights, liquidation preferences or other rights that are superior to the rights of holders of Common Stock.

Description of Redeemable Warrants.

     The Redeemable Class A and Class B Warrants, will be issued under warrant certificates (the "Warrant Certificates") to be dated as of the date of this Prospectus, between the Company and American Securities Transfer, Inc., Warrant Agent (the "Warrant Agent"). A copy of the Redeemable Warrant Certificates are filed as an exhibit to the registration statement and also may be examined at the office of the Company or of the Warrant Agent. The following summary of certain provisions of the Warrant Certificates does not purport to be complete and is qualified in its entirety by reference to the Warrant Certificates.

     Each Redeemable Class A or Class B Warrant entitles the owner to purchase one share of Common Stock. The Redeemable Class A Warrants are exercisable at any time from the effective date of this offering until five (5) years thereafter, at an exercise price of $0.01 per share. The Redeemable Class B Warrants are exercisable at any time from the effective date of this offering until five (5) years thereafter, at an exercise price of $0.02. Collectively referred to as the "Exercise Price." At the time a Redeemable Warrant is exercised, the exercise price therefore shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred or exercised by the Registered Warrantholder by presenting the Redeemable Warrants to the Warrant Agent. The Redeemable Class A and Class B Warrants are redeemable by the Company upon thirty (30) days written notice at the discretion of the Board of Directors, at a redemption price of $0.00001 per Warrant. The Redeemable Class A and Class B Warrants are redeemable at any time from the effective date of this offering until five (5) years, thereafter. Upon redemption of the Redeemable Warrants, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrant loose all value. See "Risk Factors - Redeemable Warrants."

     Fractional shares will not be issued upon exercise of Redeemable Warrants and the Company will not make any cash or other adjustments in respect of a fraction of a share of Common Stock to which any holder might otherwise be entitled upon exercise of Redeemable Warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of Redeemable Warrants. The Redeemable Warrants do not confer on the holders thereof, any voting or other rights of a stockholder of the Company.

     The Company will have authorized and reserved for sale the stock purchasable upon exercise of the Redeemable Warrant. When delivered, such shares of stock shall be fully paid and non-assessable.

     The Warrant Agent will not, at the present time or in the future, receive a fee for soliciting the exercise of the Warrants. The Company may pay a solicitation fee to any NASD registered representative, who, after one year from the effective date of the registration statement, causes the exercise thereof prior to the expiration thereof.

     The Exercise Price and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment by the Board of Directors upon the occurrence of certain events, including the issuance of any Common Stock as a dividend or any stock split or reverse split as a dividend. Adjustments in the number of shares issuable or in the Exercise Price of both shall also be made in the event of any merger or other reorganization.

     The Warrant Certificates will also provide that the Company and the Warrant Agent may without the consent of the holder of the Redeemable Warrants, make changes in the Warrant Certificates which do not adversely affect, alter or change the rights, privileges or immunities of the Registered Warrantholders of the Redeemable Warrants.

Shares Eligible for Future Sale.

     Upon completion of this offering the Company will have outstanding 498,000,000 shares of Common Stock if no Units are sold and 898,000,000 shares of Common Stock if the maximum number of Units are sold (excluding up to 800,000,000 shares issuable upon exercise of the Redeemable Warrants). The Units issued pursuant to this Offering, are expected to be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), except for shares purchased by an existing "affiliates" of the Company, which will be subject to the limitations of Rule 144 promulgated under the Act. The 498,000,000 shares of Common Stock held by the present shareholders will be eligible for sale only in the open market in accordance with Rule 144 as promulgated under the Act, unless they are otherwise registered under the Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a two (2) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If the shares of Common Stock have been held for more than three (3) years by a person who is not an affiliate, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

Transfer Agent and Warrant Agent.

     The Transfer Agent and Warrant Agent for the Company's Common Stock, Class A Redeemable Warrants and Class B Redeemable Warrants is:

          American Securities Transfer, Inc.
          938 Quail Street
          Suite 101
          Lakewood, Colorado   80215-5513
          (303) 234-5300
- -----------------------------------------------------------------------
                           PLAN OF OFFERING
- -----------------------------------------------------------------------

     The Company through its Officer and Directors is offering to issue Units to holders of certain claims described herein. None of the Officers and Directors of the Company have had any previous experience in the sale of securities. The Units are offered on a "best efforts - No Units Minimum - maximum basis." The Company will use its best efforts to exchange all of the Units for the 112 - 160 acre mining claims described herein within a period of ninety (90) days from the date of this Prospectus. The Company's Officer and Directors will receive no commission or any other form of remuneration in connection with the sale of the Units.

     Upon receipt of an executed claim, the Company will issue the Units reflected in the prospectus. See "Business."

     The Units will be registered only in the states of Illinois and Missouri. State and federal claims records reflect that all of the current holders of interests in the claims reside in Illinois and Missouri.

     No persons will be participant in the sale of the Company's Units other than its Officers and Directors.

     There are no plans, proposals, arrangements or understandings with respect to the sale of additional securities to affiliates, current shareholders or others following the registered distribution, but prior to the location of a business opportunity.

SECTION 15(g) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Company's Units are covered by Section 15(g) of the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell the Company's securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. See "Risk Factors - Offering Subject to Penny Stock Rules."

     Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. See - "Risk Factors - Offering Subject to Penny Stock Rules."

- -----------------------------------------------------------------------
                              LITIGATION
- -----------------------------------------------------------------------

     The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

- -----------------------------------------------------------------------
                            LEGAL MATTERS
- -----------------------------------------------------------------------
     Legal matters in connection with the Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Conrad C. Lysiak, Attorney and Counselor at Law, West 601 First Avenue, Suite 503, Spokane, Washington 99204.

- -----------------------------------------------------------------------
                               EXPERTS
- -----------------------------------------------------------------------
     The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Robert Moe & Associates, P.S., Certified Public Accountants, West 201 North River Drive, Suite 305, Spokane, Washington 99201, as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

- -----------------------------------------------------------------------
                        ADDITIONAL INFORMATION
- -----------------------------------------------------------------------
     The Company has filed with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549, a registration statement under the Act, as amended with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, exhibits and schedules thereto. For further information with respect to the Company and the Units, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principals officers in Washington, D.C., upon payment of the fees prescribed by the Commission.

                   TURTLEBACK MOUNTAIN GOLD CO. INC.




                         FINANCIAL INFORMATION


ITEM 1:  Financial Statements


                                                                  PAGE
     INDEX                                                       NUMBER


     Accountants' Report                                          F-1


     Balance Sheet as of June 30, 1996 and                        F-2
     December 31, 1995

     Statement of Loss and accumulated deficit
      for the period from inception (March 22, 1995)
      through June 30, 1996                                       F-3

     Statement of Changes in Stockholders' Equity
      for the period from inception (March 22, 1995)
      through June 30, 1996                                       F-4

     Statement of Cash Flows for the period from
      inception (March 22, 1995) through
      June 30, 1996                                               F-5

     Notes to Financial Statements                                F6-F7

          REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Turtleback Mountain Gold Co.,Inc.


We have audited the accompanying balance sheet of Turtleback Mountain Gold Co., Inc. (A Development Stage Company) as of December 31, 1995 and the related statements of operations, changes in stockholders' equity and cash flows for the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turtleback Mountain Gold Co., Inc. (A Development Stage Company) at December 31, 1995, and the results of its operations, changes in stockholders' equity and its cash flows for the period ended December 31, 1995, in conformity with generally accepted accounting principles.

We have not audited the balance sheet as of June 30, 1996, or the related statements of loss and accumulated deficit and cash flows for the three months and six months ended June 30, 1996, and accordingly, do not express an opinion or any other form of assurance on them.



                                   /s/ Robert Moe & Associates, P.S.
                                   Certified Public Accountants
Spokane, Washington
March 4, 1996

                    TURTLEBACK MOUNTAIN GOLD CO., INC.
                       (A Development Stage Company)

                               BALANCE SHEET
                    June 30, 1996 and December 31, 1995
                                  ASSETS
                                        06/30/96
                                        (Unaudited)    12/31/95
CURRENT ASSETS
  Cash                                  $   913        $    521
  Accounts receivable                     1,500           1,500
                                        -------         -------
     Total current assets                 2,413           2,021

OTHER ASSETS
     Organization costs                     685             685
     Deferred registration costs         34,338          30,200
     Mining claims (8)                   13,000          13,000
                                        -------         -------
                                        $ 50,436       $ 45,906
                                        ========       ========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                      $  4,845       $   NONE
                                        --------       --------
STOCKHOLDERS' EQUITY
  Common stock - $.00001 par value,
   3,000,000,000 shares authorized,
   498,000,000 shares issued               4,980          4,980
  Preferred Stock - $.00001 par value,
   400,000,000 shares authorized, 0
   shares issued                              --             --

  Additional paid in capital              52,470         52,470
                                        --------       --------
                                          57,450         57,470
 Less stock subscriptions receivable      (1,450)        (1,450)
                                        --------       --------
                                          56,000         56,000
  Deficit accumulated during the
   development stage                     (10,409)       (10,094)
                                        --------       --------
        Total Stockholders' Equity        45,591         45,906
                                        --------       --------
                                        $ 50,436       $ 45,906
                                        ========       ========

            See accompanying notes to financial statements
                                  F-2

                  TURTLEBACK MOUNTAIN GOLD CO., INC.
                     (A Development Stage Company)

               STATEMENT OF LOSS AND ACCUMULATED DEFICIT
            for the period from inception (March 22, 1995)
                       through June 30, 1996


                                                                 Cumulative
                                                                 during
                                                                 development
                                                                 stage from
                    Three          Six                           inception
                    Months         Months         Inception      (03-22-95)
                    Ended          Ended          (03-22-95)     through
                    03-31-96       06-30-96       through        6-30-96
                    (unaudited)    (unaudited)    12-31-95       (unaudited)
                    -----------    --------       -----------    ----------

INCOME              $     --       $     --       $    203       $    203


OPERATING EXPENSES        289           315         10,297         10,612
                    ---------      --------       --------        -------

NET INCOME (LOSS)   $    (289)     $   (315)      $(10,094)      $(10,409)
                    =========      ========       ========       ========

NET INCOME
  PER SHARE         $     NIL      $    NIL       $    NIL       $    NIL
                    =========      ========       ========       ========


     The company is in the development stage and has not commenced operations.

            See accompanying notes to financial statements

                  TURTLEBACK MOUNTAIN GOLD CO., INC.
                     (A Development Stage Company)


                   STATEMENT OF STOCKHOLDERS' EQUITY
           March 22, 1995 (Inception) through June 30, 1996

                                                  Additional     Retained
                               Common Stock       Paid-in        Earnings
                         Shares         Amount    Capital        (Deficit)

BALANCE
  Inception March 22,
    1995                         --     $  --     $   --    $    --

ADD:
  Sale of 188,000,000 shares
  of common stock for
  $44,450 cash           188,000,000      1,880     42,570

  Sale of 310,000,000 shares
  of common stock for mining
  claims at a value of
  $13,000                310,000,000      3,100      9,900

Net loss for the period                                      (10,094)
                         -----------     ------    -------   -------
BALANCE December 31,
  1995                   498,000,000      4,980     52,470   (10,094)

Net loss for the six
 months ended June 30,
  1996 (Unaudited)                                               (315)
                         -----------     ------    -------   --------
BALANCE, June 30, 1996
 (Unaudited)             498,000,000    $ 4,980   $ 52,470  $ (10,409)
                         ===========     ======    =======   ========



            See accompanying notes to financial statements

                     TURTLEBACK MOUNTAIN GOLD CO., INC.
                       (A Development Stage Company)

                          STATEMENT OF CASH FLOWS
               for the period from inception (March 22, 1995)
                           through June 30, 1996

                                                                 Cumulative
                                                                 during
                                                                 development
                                                                 stage from
                         Three         Six                       inception
                         Months        Months        Inception   (03-22-95)
                         Ended         Ended         (03-22-95)  through
                         06-30-96      06-30-96      through     06-30-96
                         (Unaudited)   (Unaudited)   12-31-95    (Unaudited)
[S]                      [C]           [C]           [C]         [C]
CASH FLOWS PROVIDED (USED)
IN OPERATIONS
 Net loss for the period  $  (289)     $   (315)     $(10,094)   $(10,409)
 (Increase) in accounts
 receivable                    --            --        (1,500)     (1,500)
 Increase in accounts
 payable                       --         4,845                     4,845
                           ------       -------       -------     -------
                             (289)        4,530       (11,594)     (7,064)
                           ------       -------       -------     -------
CASH FLOWS PROVIDED (USED) IN
INVESTING ACTIVITIES           --            --            --          --
                           ------       -------       -------     -------
CASH FLOWS PROVIDED (USED) IN
FINANCING ACTIVITIES
 Proceeds from sale of stock   --            --        43,000      43,000
  Payment of deferred registration
   and organization costs      --        (4,138)      (30,885)    (35,023)
                           ------       -------       -------     -------
                               --        (4,138)       12,115       7,977
                           ------       -------       -------     -------
NET INCREASE (DECREASE)
  IN CASH                    (289)          392           521         913

CASH BEGINNING OF PERIOD    1,202           521            --          --

CASH END OF PERIOD       $    913      $    913      $    521    $    913
                          =======       =======       =======     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the period for:
    Interest             $ -0-         $ -0-                     $ -0-
    Income taxes         $ -0-         $ -0-                     $ -0-

SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES
     Mining claims were transferred to the Company in exchange for 310,000,000 shares of common stock and is reflected in the balance sheet at the transferor cost of $13,000. The mining claims were appraised in October 1986 for an amount that exceeds the value reflected in the balance sheet by Marston & Marston, Inc. (engineers to the mining industry).

               See accompanying notes to financial statements

                     TURTLEBACK MOUNTAIN GOLD CO., INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Organization: The Turtleback Mountain Gold Co., Inc. was incorporated on March 22, 1995, under the laws of the State of Arizona. The Company has adopted a year ending on December 31.

     The Company was organized to use the limited funding it obtained from its original shareholders for organizational matters and preparation of an offering. The Company intends to exchange stock for mining claims.

     Because of the speculative nature of the Company, there are significant risks which are summarized as follows:

          Newly formed company with no operating history and minimal assets.

          Limited funds available for acquisition.

          Management is inexperienced and offers limited time commitment.

          Conflict-of-interest, as all employees have other part-time or full-time employment.

     The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since incorporation.

     Summary of Significant Accounting Principles: Deferred registration costs will include fee payments for legal expenses relating to the proposed public stock offering. If the offering is successful, certain of the legal fees will be charged to additional paid-in capital. If unsuccessful, all such costs will be charged to operations.

     Mining claims transferred to the Company were recorded at the transferor cost basis.

     Mining claims will be reviewed annually by management for continued valuation or impairment. Management will consider the estimated undiscounted future cash flows and write off claims abandoned or impaired. Management intends to adopt Financial Accounting Standards No. 121 effective January 1, 1996. The adoption would not impact the financial statements at December 31, 1995.

                     TURTLEBACK MOUNTAIN GOLD CO., INC.
                       (A Development Stage Company)

                       NOTES TO FINANCIAL STATEMENTS


2.   STOCKHOLDERS' EQUITY

     Incorporation shares: Upon incorporation, the Company had a total of 498,000,000 shares subscribed.

     Proposed public stock offering: The Company intends to issue up to four hundred million (400,000,000) Units in exchange for up to one hundred twelve (112) mining claims located in La Paz, Maricopa, and Yuma counties, Arizona. Each Unit consists of one share of Common Stock; one warrant to purchase one share of Common Stock at an exercised price of $0.01 per warrant ("Class A Warrants"); and, one warrant to purchase one share of Common Stock at an exercise price of $0.02 per warrant ("Class B Warrants"). The Warrants may be redeemed by the Company at any time upon thirty (30) days written notice to the holders thereof at redemption price of $0.00001 per warrant. The Warrants are immediately detachable and separately tradable. The Warrants are exercisable up to five (5) years from the effective date of the offering unless called sooner.

3.   OFFICES AND EMPLOYEES

     The Company's office will be located at 4625 South Ash Avenue, Suite J1, Tempe, Arizona 85282.

     The Company currently has no full-time employees.

4.   MINING CLAIMS

     Eight mining claims were transferred to the company on June 30, 1995 by
     "Quitclaim Deed" in exchange for 310,000,000 shares of common stock. The mining claims are reflected in the balance sheet at the transferor cost of $13,000. The mining claims were appraised in October 1986 for an amount that exceeds the value reflected in the balance sheet.

5.   REPRESENTATIONS OF MANAGEMENT

     The financial statements as of June 30, 1996 and for the three and six months ended June 30, 1996 have been prepared without audit. The financial statements included herein reflect all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary to present a fair statement of the results for the interim periods.

UNTIL __________, 1996, (NINETY DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

          TABLE OF CONTENTS

Prospectus Summary  .    .     8
The Company    .    .    .    10   TURTLEBACK MOUNTAIN GOLD
Risk Factors   .    .    .    10            CO., INC.
Use of Proceeds     .    .    16
Dilution  .    .    .    .    16       No Units - Minimum
Capitalization .    .    .    17
Selected Financial Data  .    18   400,000,000 Units Maximum
Management's Discussion and Analysis
  of Financial Condition and             $_____ per Unit
  Results of Operations  .    19
Dividend Policy     .    .    20
Proposed Business   .    .    20   __________________________
Management     .    .    .    25           PROSPECTUS
Certain Transactions     .    26   __________________________
Management Remuneration  .    28
Principal Shareholders   .    28   DATED: ___________________
Description of the Securities 30
Plan of Offering.   .    .    33       TURTLEBACK MOUNTAIN
Litigation     .    .    .    34          GOLD CO., INC.
Legal Matters  .    .    .    34       528 Fon du Lac Drive
Experts   .    .    .    .    34   East Peoria, Illinois   61611
Additional Information   .    35          (309) 699-8725
Financial Statements     .    F-1         (800) 453-6544


No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information must not be relied upon as having been authorized by the Company. Neither the deliver nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy an security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, to any person to whom it is unlawful to make such offer or solicitation.

                               PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

                              Minimum        Maximum

Registration Fee - SEC   .    $  4,137.93    $  4,137.93
Printing and Engraving   .       2,500.00       2,500.00
Legal Fees and Disbursements    20,000.00      20,000.00
Accounting Fees     .    .       2,000.00       2,000.00
Transfer Agent Fees .    .       1,000.00       1,000.00
Blue Sky Fees and Expenses       1,500.00       1,500.00

     TOTAL  .  .    .    .    $ 31,137.93    $ 31,137.93


ITEM 14.  Indemnification of Directors and Officers.

     The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

     The Arizona Revised Statutes provides for indemnification where a person who was or is a party or is threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in right of a corporation), by reason of fact he is or was a Director, Officer, employee or agent of a corporation or serving another corporation at the request of the corporation, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his conduct unlawful. Lack of good faith is not presumed from settlement or nolo contendere plea. Indemnification of expenses (including attorneys' fees) allowed in derivative actions except in the case of misconduct in performance of duty to corporation unless the Court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys' fees). Determination that the person to be indemnified met applicable standards of conduct, if not made by the Court, is made by the Board of Directors by majority vote of quorum consisting of the Directors not party to such action, suit or proceeding or, if a quorum is not obtainable or a disinterested quorum so directs, by independent legal counsel or by the stockholders. Expenses may be paid in advance upon receipt of undertakings to repay unless it shall ultimately be determined that he is entitled to be indemnified by the corporation. The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15.  Recent Sales of Unregistered Securities.

     The following table set forth information as to recent sales of the Registrant's Common Stock since the formation of the Registrant, all of which shares were not registered under the Securities Act of 1933, as amended:


                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired       Cash/Other     Sale
- -----------------------------------------------------------------------
William Brown         3,000,000    $ 3,000.000    2/13/95
4010 North Brandywine
Apt. 404
Peoria, IL 61614

J. W. Bruckman        5,000,000    $ 5,000.000    2/13/95
204 N. Main St.       1,000,000    $ 1,000.000    3/22/95
Washington, IL        1,000,000    $ 1,000.000    3/29/95

Robert S. Easton,
  Jr., M.D            4,000,000    $ 4,000.000    3/15/95
217 West Olive Street
Canton, IL 61520

Eugene R. Galat       1,000,000    $ 1,000.000    3/17/95
404 North Hannibal
P. O. Box 162
Tremont, IL 61568-0162

H. W. W. Foundation   1,000,000    $ 1,000.000    3/25/95
1918 North Missouri
Peoria, IL 61603

George E. Harris      5,000,000    $ 5,000.000    3/12/95
5413 North Moody Avenue
Chicago, IL 60630-1050

Lost Horse Peak,
  A Trust           210,000,000    4-160 acre     02/21/95
528 Fon du Lac Drive               mining claims
East Peoria, IL 61611

Phoenix International
  Mining, Inc.      100,000,000    4 - 160 acre   02/21/95
528 Fon du Lac Drive               mining claims
East Peoria, IL 61611



                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired       Cash/Other     Sale
- -----------------------------------------------------------------------
Robert D. Roemer,
  Sr.                 5,000,000    $ 5,000.00     02/07/95
Rural Route Box 78
Oak Ridge Subdivision
Metamora, IL 61548

Harriet D. Rucker     1,000,000    $ 1,000.00     03/13/95
1003 W. Centennial Drive
Peoria, IL 61614

Lester E. Siegrist    1,000,000    $ 1,000.00     03/18/95
1201 Hampton Road
Washington, IL 61571

Jehangir R. Sethna,
  M.D.                5,000,000    $ 5,000.00     02/09/95
907 Midwest Club      3,000,000    $ 3,000.00     02/24/95
Oak Brook, IL 60521

Jehangir Rustom       1,000,000    $ 1,000.00     02/24/95
 Sethna, M.D., Trustee
907 Midwest Club
Oak Brook, IL 60521

Jim R. Sethna         1,000,000    $ 1,000.00     02/24/95
907 Midwest Club
Oak Brook, IL 60521

Richard G. Steeves    1,000,000    $ 1,000.00     03/08/95
1911 E. Meadowlake Drive
Mahomet, IL 61853

Leszak Tomeczak       2,000,000    $ 2,000.00     03/13/95
2334 North Kedzie Blvd.
Chicago, IL 60647

Uranco Trust #5     145,000,000    $ 1,450.00     01/06/95
528 Fon du Lac Drive
East Peoria, IL 61611

Lezely W. White       1,000,000    $ 1,000.00     03/19/95
P. O. Box 462
Evanston, IL 60204-0462


                                   Amount of
                    Shares         Consideration  Date of
Name of Owner       Acquired       Cash/Other     Sale
- -----------------------------------------------------------------------
Robert D.
  Wildermuth          1,000,000    $ 1,000.00     03/22/95
16783 Springfield Road
Pekin, IL 61554

TOTALS              498,000,000    $44,450.00



* With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's founders, officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution. Further, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the aforementioned transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  Exhibits.

(a)  Exhibits

Number    Document

 3.1 *    Articles of Incorporation.

 3.2 *    Amended Articles of Incorporation.

 3.3 *    Bylaws of the Company.

 4.1 *    Specimen certificate for Common Stock.

 4.2 *    Specimen certificate for Class A Redeemable Warrants.

 4.3 *    Specimen certificate for Class B Redeemable Warrants.

 5.1 *    Opinion of Conrad C. Lysiak.

24.1      Consent of Robert Moe & Associates, P.S.

24.2      Consent of Conrad C. Lysiak.

27        Financial Data Schedule.

     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

*    Previously filed.

ITEM 17.  Undertakings.

     A.  The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of the Form S-1 Registration Statement and has duly caused this Amendment No. 3 to the Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Peoria, State of Illinois, on the 14th day of August, 1996.

                    TURTLEBACK MOUNTAIN GOLD CO., INC.


                    BY: /s/ Robert M. Brown, President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Robert M. Brown as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Title                         Date


/s/ Robert M. Brown      President and a member        August 14, 1996
                         of the Board of Directors

/s/ Dale L. Runyon       Secretary/Treasurer,          August 14, 1996
                         Chief Financial Officer and,
                         a member of the Board of Director

                            EXHIBIT INDEX

(a)  Exhibits

Number    Document

 3.1 *    Articles of Incorporation.

 3.2 *    Amended Articles of Incorporation.

 3.3 *    Bylaws of the Company.

 4.1 *    Specimen certificate for Common Stock.

 4.2 *    Specimen certificate for Class A Redeemable Warrants.

 4.3 *    Specimen certificate for Class B Redeemable Warrants.

 5.1 *    Opinion of Conrad C. Lysiak.

24.1      Consent of Robert Moe & Associates, P.S.

24.2      Consent of Conrad C. Lysiak.

27        Financial Data Schedule


     All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

*    Previously filed.